UBNETWORKS FILES CHAPTER 11 BANKRUPTCY PETITION

IRVINE, Calif.--(BUSINESS WIRE)--October 31, 2000--Universal Broadband Networks, Inc. (NASDAQ:NM:UBNT), and four of its wholly-owned subsidiaries, announced today that they have filed voluntary petitions under Chapter 11 of the United States Bankruptcy Code. The filings took place in the United States Bankruptcy Court for the Central District of California, Santa Ana Division, Case Nos. SA 00-18281 JB , SA 00-18282 JB, SA 00-18283 JB, SA 00-18284 JB, SA 00-18286 JB.
The Companies are represented in the reorganization proceedings by the law firm of Albert, Weiland & Golden, LLP of Costa Mesa, California, (714) 966-1000.

Michael A. Sternberg, CEO and President of UBNetworks stated: "Unfortunately, Chapter 11 is the only alternative at the present time. Depressed market conditions in the telecommunications equipment and services industries have prevented us from completing essential vendor financing arrangements. We believe that such vendor financing would have enabled the Companies to restructure existing debt and raise additional capital, which would have allowed our business plan to be executed. The burden of current indebtedness has compelled the Companies to seek protection under the Bankruptcy Code. The Chapter 11 petitions will insulate the Companies from the collection efforts of creditors, allowing management time to pursue the reorganization of the Companies while maximizing value for creditors".

This news release may contain forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitation, continued acceptance of the company's products, subscriber growth, product demand, competition, and other risks and uncertainties detailed from time to time in the company's periodic reports, including quarterly reports on Form 10-Q and annual reports on 10-K. This and additional information can be found on the company's Web site at www.ubnetworks.com or can be obtained from the company upon request.